EXHIBIT 16.1

June 1, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Communication Intelligence Corporation

We have read the statements that we understand Communication Intelligence Corporation will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

/s/ GHP Horwath, P.C.
Denver, Colorado